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                     TRANSFER AGENCY AND SERVICES AGREEMENT


       THIS AGREEMENT, dated as of this 1st day of January, 2003 between THE GALAXY FUND (the "Fund"), a Massachusetts business trust, and PFPC INC. ("PFPC"), a Massachusetts corporation.

                                   WITNESSETH

       WHEREAS, the Fund is authorized to issue Shares in separate classes and series, with each such class representing interests in a separate portfolio of securities or other assets;

       WHEREAS, the Fund initially intends to offer Shares in those Portfolios identified in the attached Exhibit 1, which such Portfolios, together with all other Portfolios subsequently established by the Fund, shall be subject to this Agreement in accordance with Article 14; and

       WHEREAS, the Fund, on behalf of the Portfolios, desires to appoint PFPC as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and PFPC desires to accept such appointment;

       NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and PFPC agree as follows:

Article 1     DEFINITIONS.

       1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

              (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

              (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to PFPC from time to time.

              (c) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

              (d) "Commission" shall mean the Securities and Exchange
       Commission.

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              (e) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under its name or account, with such a custodian or subcustodian pursuant to a Custodian or Subcustodian Agreement.

              (f) "1933 Act" shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, all as amended from time to time.

              (g) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

              (h) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

              (i) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

              (j) "Portfolio" shall mean each separate class of shares offered by the Fund representing interests in a separate portfolio of securities and other assets.

              (k) "Prospectus" shall mean the most recently dated Fund Prospectuses and Statements of Additional Information, including any supplements thereto if any, which have become effective under the 1933 Act and the 1940 Act.

              (l) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class or series thereof, of each respective Portfolio of the Fund as may be issued from time to time.

              (m) "Shareholder" shall mean a record owner of at least one Share or any fraction thereof of each respective Portfolio of the Fund.

              (n) "Written Instructions" shall mean a written communication signed by an Authorized Person or by a person reasonably believed by PFPC to be an Authorized Person and actually received by PFPC. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article 2     APPOINTMENT OF PFPC.

       The Fund, on behalf of the Portfolios, hereby appoints and constitutes PFPC as transfer agent and dividend disbursing agent for Shares of each respective Portfolio of the Fund and as shareholder servicing agent for the Fund for the period and on the terms set forth in this Agreement. The Fund may from time to time issue separate classes or series of Shares or classify

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or reclassify Shares of each class or series. PFPC shall identify to each such class or series property belonging to such class or series and in such reports, confirmations and notices to the Fund called for under this Agreement shall identify the class or series to which such report, confirmation or notice pertains. PFPC accepts such appointment and agrees to furnish the services herein set forth and in accordance with the written procedures which may be agreed to in writing from time to time by the Fund and PFPC, in return for the compensation as provided in Section 6 of this Agreement, subject, however, to the performance standards set forth in Appendix I to this Agreement.

Article 3     DUTIES OF PFPC.

       3.1 PFPC shall be responsible for:

              (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, as more fully described in the written schedule of Duties of PFPC annexed hereto as Schedule A and incorporated herein, and in accordance with the terms of the Prospectus of the Fund on behalf of the applicable Portfolio, applicable law and the procedures agreed to in writing from time to time by PFPC and the Fund.

              (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. PFPC shall provide the Fund on a regular basis with the total number of Shares of each Portfolio which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

              (c) In addition to providing the foregoing services, the Fund hereby engages PFPC to provide the print/mail services as set forth in Schedule B annexed hereto and incorporated herein, for the fees also identified in Schedule B. PFPC agrees to perform such print/mail services subject to the terms and conditions of this Agreement.

              (d) Notwithstanding any of the foregoing provisions of this Agreement, PFPC shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.
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       3.2 In addition, the Fund shall (i) identify to PFPC in writing those transactions and assets to be treated as exempt from blue sky reporting for each state and (ii) verify the establishment of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of PFPC for the Fund's blue sky state registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

       3.3 In addition to the duties set forth herein, PFPC shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing by the Fund and PFPC.

Article 4     RECORDKEEPING AND OTHER INFORMATION.

       4.1 PFPC shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by PFPC for the periods and in the places required by Rule 31a-2 under the 1940 Act.

       4.2 To the extent required by Section 31 of the 1940 Act, PFPC agrees that all such records prepared or maintained by PFPC relating to the services to be performed by PFPC hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and other applicable securities laws and rules and regulations. The Fund, or the Fund's authorized representatives, shall have access to such records at all times during PFPC's normal business hours and such records will be surrendered promptly to the Fund on and in accordance with the Fund's request. Upon the reasonable request of the Fund, copies of any such records shall be provided by PFPC to the Fund or the Fund's authorized representatives at the Fund's expense.

       4.3 In case of any requests or demands for the inspection of Shareholder records of the Fund, PFPC will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request. PFPC reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article 5     FUND INSTRUCTIONS.

       5.1 Subject to PFPC meeting the standard of care set forth in Article 11, PFPC will have no liability when acting upon Written or Oral Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. PFPC will also have no liability when processing Share certificates which it

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reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund and the proper countersignature of PFPC.

       5.2 At any time, PFPC may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, at its own expense, with respect to any matter arising in connection with this Agreement, and subject to PFPC meeting the standard of care set forth in Article 11, it shall not be liable for any action taken or not taken by it in good faith in accordance with such Written Instructions or in accordance with the advice of counsel for the Fund or for PFPC. Written Instructions requested by PFPC pursuant to this Section 5.2 will be provided by the Fund within a reasonable period of time.

       5.3 Unless otherwise provided in this Agreement, PFPC, its officers, agents or employees, shall act only upon Oral Instructions or Written Instructions and shall be entitled to rely upon any Oral Instructions and any Written Instructions actually received by them pursuant to this Agreement, provided that such Oral Instructions and Written Instructions reasonably appear to have been given by an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect PFPC's right to rely on Oral Instructions.

Article 6     COMPENSATION.

       6.1 The Fund on behalf of each of the Portfolios will compensate PFPC for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein, subject, however, to the performance standards set forth in Appendix I to this Agreement.

       6.2 In addition to those fees set forth in Section 6.1 above, the Fund on behalf of each of the Portfolios agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by PFPC in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by PFPC in the performance of its obligations hereunder. In the event that the cost of unspecified out-of-pocket expenses exceeds one thousand dollars ($1,000), PFPC will receive prior written approval from the Fund before incurring such expenses.

       6.3 The Fund on behalf of each of the Portfolios agrees to pay all fees and out-of-pocket expenses within thirty (30) days following the receipt of the respective invoice.

       6.4 Any compensation payable to PFPC hereunder pursuant to Schedules B and C hereof may be adjusted from time to time by attaching hereto a revised Schedule B or C, as the case may be, executed and dated by the parties hereto.

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       6.5 The Fund acknowledges that the fees that PFPC charges the Fund under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the limitations on liability in
Article 12. Modifying the allocation of risk from what is stated here would affect the fees that PFPC charges, and in consideration of those fees, the Fund agrees to the stated allocation of risk.

       6.6 In addition to those fees set forth in Section 6.1 above, the Fund agrees that as part of the compensation payable to PFPC for the performance of its obligations hereunder, PFPC shall be entitled to retain any interest or dividend income earned on the investment of the Fund's cash balances held in those cash management accounts maintained by PFPC on behalf of the Fund. PFPC agrees to provide the Fund's Board of Trustees with periodic reports, but no less frequently than annually, as to the amount of such interest or dividend income retained by PFPC.

       6.7 On or about December 31, 2005, PFPC will provide to the Fund's Board of Trustees information on the transfer agency fees paid by other funds which are similar in size and type to the Fund, which information shall be obtained from an independent third-party, such as Lipper Analytical Services. If the fees paid by the Fund to PFPC are not within industry standards as demonstrated by such comparison, PFPC and the Fund agree to renegotiate such fees in good faith.


Article 7     DOCUMENTS.

       In connection with the appointment of PFPC, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for PFPC to prepare to perform its duties hereunder, deliver or cause to be delivered to PFPC the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule D.

Article 8     TRANSFER AGENT SYSTEM.

       8.1 PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund herein (the "PFPC System").

       8.2 PFPC hereby grants to the Fund a limited license to the PFPC System for the sole and limited purpose of having PFPC provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

       8.3 In the event that the Fund, including any affiliate or agent of the Fund or any third party acting on behalf of the Fund, is provided with direct access to the PFPC System for either account inquiry or to transmit transaction information, including but not limited to maintenance,

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exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the PFPC System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the PFPC System is strictly prohibited without the prior written consent of PFPC.

Article 9     REPRESENTATIONS AND WARRANTIES.

       9.1    PFPC represents and warrants to the Fund that:

              (a) it is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts;

              (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

              (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

              (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

              (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

       9.2    The Fund represents and warrants to PFPC that:

              (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;

              (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

              (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

              (d) a registration statement under the 1933 Act and the 1940 Act on behalf of each of the Portfolios is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

              (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable.
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       9.3 THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS
AGREEMENT, PFPC DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUND OR ANY OTHER PERSON.

Article 10    INDEMNIFICATION.

       10.1 PFPC shall not be responsible for and the Fund on behalf of each Portfolio shall indemnify and hold PFPC harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against PFPC or for which PFPC may be held to be liable (a "Claim") arising out of or attributable to any of the following unless such Claim resulted from a negligent act or omission to act or bad faith by PFPC in the performance of its duties hereunder:

              (a) PFPC's reasonable reliance on, or reasonable use of, information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by PFPC from the Fund, or any authorized third party acting on behalf of the Fund, including but not limited to the prior transfer agent for the Fund, in the performance of PFPC's duties and obligations hereunder;

              (b) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Fund on behalf of the applicable Portfolio;

              (c) the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such Shares in such state; and

              (d) the Fund's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Fund's negligence or misconduct or the breach of any representation or warranty of the Fund made herein.

       10.2 In any case in which the Fund may be asked to indemnify or hold PFPC harmless, PFPC will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification ("Indemnification Claim") against the Fund although the failure to do so shall not prevent recovery by PFPC and shall keep the Fund advised with respect to all developments concerning such Indemnification Claim. The Fund shall have the option to defend PFPC against any Indemnification Claim which may be the subject of this indemnification, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and satisfactory to PFPC, and thereupon the Fund shall take over complete defense of the Indemnification Claim and PFPC shall sustain no further legal or other expenses in respect of such Indemnification Claim. PFPC will not confess any Indemnification Claim or make any compromise in any case in which the Fund will be asked to provide

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indemnification, except with the Fund's prior written consent. Subject to
Section 10.3 hereof, the obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

       10.3 Any Indemnification Claim under this Agreement must be made prior to the earlier of:

              (a) one year after PFPC becomes aware of the event for which indemnification is claimed; or

              (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

       10.4 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be PFPC's sole and exclusive remedy for claims or other actions or proceedings to which the Fund's indemnification obligations pursuant to this Article 10 may apply.

Article 11    STANDARD OF CARE.

       11.1 In the performance of its duties hereunder, PFPC shall be obligated to exercise care and diligence, and to act in good faith and to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said loss or damages are caused by PFPC's own negligence, bad faith or willful misconduct or that of its employees, agents or representatives.

       11.2 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article 12    CONSEQUENTIAL DAMAGES.

       NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL DAMAGES.

Article 13    TERM AND TERMINATION.

       13.1 This Agreement shall continue in effect until December 31, 2007 (the "Initial Term").

       13.2 Upon the expiration of the Initial Term, this Agreement shall continue automatically for successive terms of one (1) year ("Renewal Terms") each, unless the Fund or PFPC provides

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written notice to the other of its intent not to renew. Such notice must be received not less than sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term.

       13.3 The Fund may terminate this Agreement in the event that the negligent action or negligent omission to act on the part of PFPC causes damages to the Fund or its shareholders in excess of two hundred fifty thousand dollars ($250,000). "Damages to the Fund" are defined as damages caused by a single event, or cumulative series of events related to the same matter, which generates a monetary loss. The Fund's right to terminate under this Section 13.3 shall remain effective in the event PFPC has made the Fund whole with respect to the damages caused. Unless the Fund provides PFPC with written notice of the Fund's intent to exercise its option under this Section 13.3 within 30 days after the Fund becomes aware of the occurrence, the Fund shall have waived its option to terminate under this provision.

       13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party"), the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If PFPC is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of PFPC with respect to services performed prior to such termination or rights of PFPC to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

       13.5 The Fund shall have the right to terminate this Agreement at any time with respect to the Fund or a particular Portfolio if the Fund or the Portfolio, as the case may be, reorganizes into another entity, liquidates or otherwise ceases to exist. In the event the Fund terminates the Agreement pursuant to this Section 13.5, the Fund shall reimburse PFPC for all reasonable costs associated with such termination.

       13.6 In the event that PFPC fails to be registered as a transfer agent with the appropriate federal agency at any time during the term of this Agreement, the Fund may, upon written notice to PFPC, immediately terminate this Agreement.

       13.7 In the event this Agreement is terminated by the Fund pursuant to Sections 13.5 or 13.6 hereof or pursuant to paragraph (d) of the Performance Standards set forth in Appendix I hereto, all reasonable expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by PFPC and the Fund shall not be responsible for PFPC's costs associated with such termination. In the event of termination of this Agreement pursuant to any other Sections of this Agreement, all reasonable expenses associated with conversion will be borne by the Fund.

Article 14    ADDITIONAL PORTFOLIOS
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       14.1 In the event that the Fund establishes one or more Portfolios in addition to those identified in Exhibit 1 with respect to which the Fund desires to have PFPC render services as transfer agent under the terms hereof, the Fund shall so notify PFPC in writing, and if PFPC agrees in writing to provide such services, Exhibit 1 shall be amended to include such additional Portfolios.

Article 15    CONFIDENTIALITY.

       15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and PFPC shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own Confidential Information. The Fund and PFPC may use the Confidential Information only to exercise their respective rights or perform their respective duties under this Agreement. Except as required by law and except as disclosed in the Fund's registration statement or filed as an exhibit thereto, the Fund and PFPC shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and PFPC may, however, disclose Confidential Information to their respective employees who have a need to know the Confidential Information to perform work for the other, provided that the Fund and PFPC shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by their respective employees in breach of this Agreement. The Fund and PFPC may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by confidentiality obligations substantially similar to this
Section 15.1. Notwithstanding the previous sentence, in no event shall either the Fund or PFPC disclose the Confidential Information to any competitor of the other without specific, prior written consent.

       15.2 Proprietary Information means:

              (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

              (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; and

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              (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

       15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

Article 16    FORCE MAJEURE.

       16.1 No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by circumstances beyond such party's reasonable control. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

       16.2 Notwithstanding Section 16.1, in the event of equipment failures beyond PFPC's control, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. PFPC shall enter into and maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

Article 17    ASSIGNMENT AND SUBCONTRACTING.

       This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that PFPC may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, provided that, in the reasonable judgment of the Board of Trustees of the Fund acting in its sole discretion: (i) the financial capacity of such assignee is not materially less than that of PFPC; (ii) the nature and quality of the services to be provided hereunder, including the Performance Standards set forth in Appendix I, are not materially adversely affected by such assignment; and (iii) the quality and capability of the personnel and facilities of the assignee are not materially less than those of PFPC. PFPC may, in its sole discretion, engage subcontractors to perform any non-material or non-substantive obligations contained in this Agreement that it is otherwise required to perform hereunder, provided that PFPC shall be responsible for all compensation payable to such subcontractors and

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shall remain responsible for the acts and omissions of such subcontractors to the same extent that it is hereunder.

Article 18    NOTICE.

       Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or PFPC, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

              To the Fund:

              Joseph R. Palumbo, Vice President
              The Galaxy Fund
              C/o Columbia Management Group, Inc.
              245 Summer Street
              Boston, Massachusetts 02210
              with a copy to:

              W. Bruce McConnel, III, Esq.
              Drinker Biddle & Reath LLP
              One Logan Square
              18th and Cherry Streets
              Philadelphia, Pennsylvania 19103

              To PFPC:

              PFPC Inc.
              400 Bellevue Avenue
              Wilmington, Delaware 19809
              Attention:  President

              with a copy to PFPC's General Counsel

Article 19    GOVERNING LAW/VENUE.

       The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and PFPC and the Fund hereby submit themselves to the exclusive jurisdiction of those courts.

Article 20    COUNTERPARTS.

       This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 21    CAPTIONS.

       The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 22    PUBLICITY.

       Neither PFPC nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 23    RELATIONSHIP OF PARTIES.

       The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

Article 24    COOPERATION WITH ACCOUNTANTS

              PFPC shall cooperate with the Fund's independent certified public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion as such may be required from time to time by the Fund.

Article 25    ENTIRE AGREEMENT; SEVERABILITY; RELEASE.

       25.1 This Agreement, including the Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against the Fund unless said writing is executed by the President or a Vice President of the Fund. No such writing shall be effective as against PFPC unless said writing is executed by a Senior Vice President, Executive Vice President, or President of PFPC. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

       25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

       25.3 The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, or representatives of the Fund personally, but bind only the Trust Property, and all persons dealing with any class of Shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.


                                        THE GALAXY FUND

                                        By: /s/ Glen Martin
                                           -------------------------------------
                                        Title: Vice President
                                              ----------------------------------

                                        PFPC INC.

                                        By: /s/ signature illegible
                                           -------------------------------------
                                        Title: Senior Vice President
                                              ----------------------------------

                                    Exhibit 1

                               LIST OF PORTFOLIOS

                                Money Market Fund
                          Government Money Market Fund
                          Tax-Exempt Money Market Fund
                         U.S. Treasury Money Market Fund
                   Institutional Government Money Market Fund
                     Connecticut Municipal Money Market Fund
                    Massachusetts Municipal Money Market Fund
                         Institutional Money Market Fund
                    Institutional Treasury Money Market Fund
                                 Prime Reserves
                               Government Reserves
                               Tax-Exempt Reserves
                       Florida Municipal Money Market Fund
                     New Jersey Municipal Money Market Fund
                      New York Municipal Money Market Fund
                      Institutional Prime Money Market Fund

                                   Schedule A

                                 DUTIES OF PFPC

       1. SHAREHOLDER INFORMATION. (a) PFPC shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification number and which shall indicate whether such Shares are held in certificated or uncertificated form and shall include historical information regarding the account of each Shareholder, including dividends and distributions paid and the date and price for all transactions in a Shareholder's account; any stop or restraining order placed against a Shareholder's account; information with respect to withholdings; any information required for PFPC to perform any calculations contemplated or required by the Agreement to which this is a Schedule (the "Agreement"). PFPC shall keep a record of all redemption checks and dividend checks returned by the postal authorities, and shall maintain such records as are required by law.

       (b) PFPC shall keep subaccounts for each Shareholder requesting such service in connection with Shares held by such Shareholder for separate accounts, containing the same information for each subaccount as required by subparagraph (a) above.

       2. SHAREHOLDER SERVICES. PFPC shall respond as appropriate to all inquiries and communications from Shareholders, securities brokers and others relating to Shareholder accounts with respect to its duties hereunder and such other information and communications as may be from time to time mutually agreed upon in writing by PFPC and the Fund.

       3.     SHARE CERTIFICATES.

              (a) At the expense of the Fund, the Fund shall supply PFPC with an adequate supply of blank share certificates to meet PFPC requirements therefor. Such Share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, PFPC or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

              (b) PFPC shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by PFPC of properly executed affidavits and lost certificate bonds, in form satisfactory to PFPC, with the Fund and PFPC named as obligees under the bond.

              (c) PFPC shall also maintain a record of each certificate issued, the number of Shares represented thereby and the Shareholder of record. With respect to Shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto), PFPC shall maintain comparable records of the Shareholders thereof, including their names, addresses and taxpayer identification numbers. PFPC shall further maintain a stop transfer record on lost and/or replaced certificates.

       4. MAILING COMMUNICATIONS TO SHAREHOLDERS; PROXY MATERIALS. PFPC will address and mail all communications by the Fund to Shareholders or their authorized representatives, including reports to Shareholders, dividend and distribution notices and proxy materials for the Fund's meetings of Shareholders. In connection with meetings of Shareholders, PFPC will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

       5.     SALES OF SHARES.

              (a) PFPC shall not be required to issue any Shares of the Fund where it has received Written Instructions from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of PFPC to rely on such Written Instructions or official notice.

              (b) In the event that any check or other order for the payment of money is returned unpaid for any reason, PFPC will endeavor to: (i) give prompt notice of such return to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as PFPC may from time to time deem appropriate.

       6.     TRANSFER AND REPURCHASE.

              (a) PFPC shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the Fund's Prospectus.

              (b) PFPC will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as PFPC reasonably may deem necessary.

              (c) PFPC reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. PFPC also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

              (d) When Shares are redeemed, PFPC shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

              (e) PFPC, upon receipt of the monies provided to it by the Custodian for the repurchase of Shares, shall disburse the redemption proceeds to the person entitled to such proceeds, in accordance with the procedures and controls as are mutually agreed to in writing from time to time by the Fund, PFPC and the Custodian.

              (f) PFPC shall not process or effect any repurchase with respect to Shares of the Fund after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of the Fund.

       7.     DIVIDENDS

              (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to PFPC Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

              (b) On or before the payment date specified in such resolution of the Board of Directors, the Fund will provide PFPC with sufficient cash to make payment on the payment date to the Shareholders as of the record date.

              (c) If PFPC does not receive sufficient cash from the Fund to make total dividend and/or distribution payments on the date of payment to all Shareholders of the Fund as of the record date, PFPC will notify the Fund. The Fund hereby instructs PFPC to process dividend and/or distribution payments to all Shareholders as of the record date regardless of whether sufficient cash is available on the payment date. Subject to PFPC meeting the standard of care set forth in Article 11 hereof, the Fund shall be responsible for and shall indemnify and hold PFPC harmless from all claims asserted by others with respect to the actions of PFPC in complying with the foregoing sentence.

              (d) PFPC shall prepare and file with the internal Revenue Service and/or other appropriate taxing authorities, and address and mail to Shareholders or their authorized representatives, such returns and information relating to dividends and distributions paid by the Fund as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service and/or other appropriate taxing authorities. On behalf of the Fund, PFPC shall pay on a timely basis to the appropriate federal authorities any taxes required by applicable federal tax laws to be withheld by the Fund on dividends and distributions paid by the Fund.

       8. ONGOING FUNCTIONS. PFPC will perform the following functions on an ongoing basis for each class or series of Shares of the Fund:

              (a) furnish state-by-state registration reports to the Fund;

              (b) calculate front-end sales charges, if any, payable in connection with the purchase of Retail A Shares and provide for the payment of all such sales charges to the Fund's distributor (subject to the applicable limitations of the National Association of Securities Dealers, Inc. on asset-based sales charges);

              (c) calculate dealer commissions for the Fund, as applicable, if any;

              (d) provide toll-free lines for direct Shareholder use, plus customer liaison staff with on-line inquiry capacity;

              (e) mail duplicate confirmations to dealers of their clients' activity, whether executed through the dealer or directly with PFPC, if any;

              (f) provide detail for underwriter or broker confirmations and other participating dealer Shareholder accounting, in accordance with such procedures as may be agreed upon from time to time by the Fund and PFPC;

              (g) provide Shareholder lists and statistical information concerning accounts to the Funds; and

              (h) provide timely notification of Fund activity, and such other information as may be agreed upon from time to time by PFPC and the Custodian, to the Fund or the Custodian.

       9. In addition to and neither in lieu nor in contravention of the services set forth above, PFPC shall: (i) perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.

       10. PFPC shall provide at no cost to the Fund a two-person dedicated programming team to focus exclusively on Fund systems priorities as identified by Columbia Management Group, Inc.

                                   Schedule B

                                  FEE SCHEDULE

       For the services to be rendered, the facilities to be furnished and the payments to be made by PFPC, as provided for in this Agreement, the Fund, on behalf of each Portfolio, will pay PFPC on the first business day of each month a fee for the previous month at the rates listed below. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

SHAREHOLDER SERVICES

ANNUAL FUND MINIMUM

Fees are based on annual per shareholder account charge for account maintenance and fees for certain shareholder generated transactions plus all out-of-pocket expenses. There is a minimum annual fee per Portfolio of $5,000 per year.

ANNUAL MAINTENANCE FEE

Fees are billed on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes. The Annual Maintenance Fee is as follows:

TYPE OF ACCOUNT                                ANNUAL MAINTENANCE FEE
---------------                                ----------------------
Open Accounts
  Non-Networked Accounts                               $14.00
  Networked Accounts
    0-100,000                                          $11.00
    over 100,000                                       $ 8.00

Closed Accounts
    0-100,000                                          $14.00
    over 100,000                                       $11.00

NEW ACCOUNT SET-UP CHARGE

$5.00 per account

FEE WAIVERS FOR NEW PORTFOLIOS

PFPC shall waive all fees for a period of three months from the commencement of operations of any new Portfolio which is established, provided that no fee shall be waived for any "shell" Portfolio created pursuant to a merger or acquisition.

PRODUCTION AND MASS MAIL

The per piece fees for production and mass mail exclude postage which will be invoiced as an out-of-pocket expense at cost.

DAILY, MONTHLY AND DIVIDEND STATEMENTS

Printing, folding, inserting, metering and mailing
(includes return envelope inserting)                             $.075/ea

Additional Inserts

         1st                                                      .002/ea
         2nd                                                      .005/ea
         3rd                                                      .010/ea
         4th                                                      .010/ea
         5th                                                      .010/ea

FIDUCIARY FEE STATEMENTS

Printing, inserting, metering, mailing and
return envelope inserting                                         $ .11/ea

W-8 STATEMENTS

Printing, folding, inserting, metering, mailing,
mailer or return envelope inserting                              $ .155/ea

W-8 STATEMENTS (BULK)

Printing, folding, inserting, metering, mailing,
mailer or return envelope inserting                              $1.305/ea

Credit for return handling and processing                          .70/ea

Additional inserts

         1st                                                      .002/ea
         2nd                                                      .005/ea
         3rd                                                      .010/ea

         4th                                                      .010/ea
         5th                                                      .010/ea

W-9 STATEMENTS

Printing, folding, inserting, metering, mailing
and mailer or return envelope inserting                          $ .155/ea

W-9 SOLICITATIONS (BULK)

Solicitation printing, folding, inserting, metering,
mailing and mailer or return envelope inserting                  $ .905/ea

Credit for return handling and processing                          .50/ea

Additional inserts

         1st                                                      .002/ea
         2nd                                                      .005/ea
         3rd                                                      .010/ea
         4th                                                      .010/ea
         5th                                                      .010/ea

LASER CHECKS

Printing, folding, inserting, metering and mailing
(includes return envelope inserting)                             $ .085/ea

Additional inserts

         1st                                                      .002/ea
         2nd                                                      .005/ea
         3rd                                                      .010/ea
         4th                                                      .010/ea
         5th                                                      .010/ea

PROXIES

Proxy Base Stock                                                 $.0238/ea
Printing plate charge                                            25.00/side
Copy setting fees                                                50.00/ea
Proxy printing
         1 to 9,999                                                .15/ea
         10,000 to 49,999                                          .05/ea

         50,000 plus                                              .025/ea

Inserting, bursting, metering and mailing
         over 3,501 pieces                                       .0105/ea
         2,501 to 3,500                                            .12/ea
         1,501 to 2,500                                            .15/ea
         1 to 1,500                                                .17/ea

Additional inserts

         1st                                                      .002/ea
         2nd                                                      .005/ea
         3rd                                                      .010/ea
         4th                                                      .010/ea
         5th                                                      .010/ea

Manual processing/counting                                       $13.00/hr

NEW ACCOUNT LETTERS

Printing, folding, inserting, metering                           $ .070/pg

Additional inserts

         1st                                                      .002/ea
         2nd                                                      .005/ea
         3rd                                                      .010/ea
         4th                                                      .010/ea
         5th                                                      .010/ea

                                   Schedule C

                             OUT-OF-POCKET EXPENSES

       The Fund shall reimburse PFPC monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

       - Microfiche/microfilm production
       - Magnetic media tapes and freight
       - Printing costs, including certificates, envelopes, checks and stationery
       - Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Fund
       - Due diligence mailings
       - Telephone and telecommunication costs, including all lease, maintenance and line costs
       - Ad hoc reports
       - Proxy solicitations, mailings and tabulations
       - Daily & Distribution advice mailings
       - Shipping, Certified and Overnight mail and insurance
       - Year-end forms and mailings
       - Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
       - Duplicating services
       - Courier services
       - Incoming and outgoing wire charges
       - Federal Reserve charges for check clearance
       - Overtime, as approved in advance by the Fund
       - Temporary staff, as approved in advance by the Fund
       - Travel and entertainment, as approved in advance by the Fund
       - Record retention as required by the Fund, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
       - Third party audit reviews
       - Ad hoc SQL time
       - Insurance
       - Such other miscellaneous expenses reasonably incurred by PFPC in performing its duties and responsibilities under this Agreement.

       The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with PFPC. In addition, the Fund will promptly reimburse PFPC for any other unscheduled expenses incurred by PFPC whenever the Fund and PFPC mutually agree that such expenses are not otherwise properly borne by PFPC as part of its duties and obligations under the Agreement.

                                   Schedule D

                                 FUND DOCUMENTS

       - Certified copy of the Articles of Incorporation of the Fund, as amended

       - Certified copy of the By-laws of the Fund, as amended,

       - Copy of the resolutions of the Board of Directors authorizing the execution and delivery of this Agreement

       - Specimens of the certificates for Shares of the Fund, if applicable, in the form approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval

       - All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund

       - All notices issued by the Fund with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-Laws of the Fund or as required by law.

                                   Appendix I

       Pursuant to Article 2 of this Agreement, PFPC has agreed to perform the services described in this Agreement in accordance with the Performance Standards set forth in this Appendix I. The parties agree that such Performance Standards, which are described below, may be revised from time to time upon the mutual agreement of the parties.

       Each of the performance standards will be monitored by a Quality Assurance Team:

       (a) In the event that PFPC fails to meet a particular Performance Standard (except any failure due to circumstances beyond its control) in any particular month, PFPC agrees to take appropriate corrective action within the following thirty (30) day period.

       (b) In the event that PFPC fails to meet a particular Performance Standard (except for any failure due to circumstances beyond its control) in two
(2) consecutive months, the fee payable to PFPC hereunder for such service shall be reduced by one percent (1%) for the second of those two months.

       (c) In the event that PFPC fails to meet a particular Performance Standard (except for any failure due to circumstances beyond its control) for any three (3) consecutive months, the fee payable to PFPC hereunder for such service shall be reduced by one and one-half percent (1.5%) for the third of those three months.

       (d) In the event that PFPC fails to meet a particular Performance Standard (except for any failure due to circumstances beyond its control) for any three (3) months within a six (6) month period, the Fund shall have the right to terminate this Agreement upon forty-five (45) days' written notice to PFPC.

       (e) In the event that there is no specific fee for a particular service set forth in Schedule A hereto, then any reduction in the fee payable to PFPC as a result of a failure to meet a particular performance standard for that service hereunder shall be taken as a reduction in the annual per account maintenance fee.

       (f) The Performance Standards shall be as follows:

                                                                                  REQUIRED
                                                                                  PERFORMANCE
CATEGORY                          COMPONENTS                                      LEVEL
QUALITY PERFORMANCE SCORE (Accuracy rating based on routine sampling and accuracy analysis by Quality Assurance Area of PFPC)

1.  Financials                    Purchases, Redemptions, Exchanges,              98%
                                  Adjustments (both financial and non-financial
                                  adjustments)

2.  Non-Financials                Maintenance (including address changes,         98%
                                  option changes, ROA/LOI), Legal Transfers,
                                  New Accounts

3.  Print / Mail                  Statements, Confirms, Checks                    98%

4.  Correspondence                Financial and Non-Financial Correspondence      98%

PRODUCTIVITY PERFORMANCE SCORE

1.  Completed on day of receipt   Purchases, Redemptions, Exchanges, Financial    98%
                                  Adjustments, New Accounts

2.  Completed within five         Maintenance, Non-Financial, Legal Transfers     98%
business days of receipt

Print / Mail:

3.  Mailed on trade date + 1      Shareholder Checks                              98%

4.  Mailed on trade date + 2      Shareholder Confirms                            98%

5.  Mailed within 5 business      Statements                                      98%
days following the end of the
reporting period


Shareholder Services:

6.  Mailed within two business    Financial Correspondence                        98%
days of receipt

7.  Mailed within four business   Non-Financial Correspondence                    98%
days of receipt

Phones:

8.  Abandonment Rate                                                              3% or less

9.  Average Speed of Answer                                                       20 seconds or less

10.  Service Level of Receipt                                                     90% of all calls
                                                                                  answered in 20
                                                                                  seconds or less